Exhibit 99.1

IGC Announces Results of its 2022 Annual Stockholders Meeting

POTOMAC, MD. (Business Wire) September 9, 2022 / India Globalization Capital, Inc. (“IGC” or the “Company”) (NYSE American: IGC) announces that during its Annual Meeting of Stockholders scheduled for and convened on September 9, 2022 (the “Annual Meeting”), all proposals as disclosed on the Definitive Proxy Statement on Schedule 14A filed with the SEC on July 25, 2022, were passed by the requisite vote of the stockholders. Only stockholders of record on the record date of July 13, 2022 were entitled to and requested to vote at the Annual Meeting.

At the Annual Meeting, the following proposals were approved by the requisite vote of the stockholders: (i) the proposal to elect Mr. Ram Mukunda and Congressman James Moran to the Company’s Board of Directors to serve as Class C directors until the 2025 annual meeting of stockholders and to elect Ms. Claudia Grimaldi to the Company’s Board of Directors to serve as a Class A director until the 2023 annual meeting of stockholders; (ii) the proposal to ratify Manohar Chowdhry & Associates, as the Company’s independent registered public accounting firm for the 2023 fiscal year; and (iii) the grant of 3,000,000 shares of common stock to be granted from time to time to the Company’s current and new employees, advisors, directors, and consultants by the Company Board of Directors, pursuant to certain metrics including performance, vesting, and incentive as set by the Company’s Board of Directors and or the CEO.

About IGC:

IGC has two segments: Life Sciences and Infrastructure. The company is based in Maryland, U.S.A.

Forward-looking Statements: This press release contains forward-looking statements. These forward-looking statements are based largely on IGC’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required; general economic conditions that are less favorable than expected, including as a result of the ongoing COVID-19 pandemic; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC’s SEC filings. IGC incorporates by reference the human trial disclosures and Risk Factors identified in its Annual Report on Form 10-K filed with the SEC on June 23, 2022, as if fully incorporated and restated herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

Claudia Grimaldi

301-983-0998